Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we consent to the references to our firm in the W&T Offshore, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 and to the incorporation by reference in this Form 10-K to our estimates of reserves and value of reserves, and to the use of our reports on reserves and the incorporation of the reports on reserves for the years ended 2004, 2003, and 2002 included in the W&T Offshore, Inc. Annual Report on Form 10-K made on or about March 30, 2005.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/S/ FREDERIC D. SEWELL
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas

March 30, 2005